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Exhibit 8.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

July 22, 2013

OCI Resources LP
Five Concourse Parkway
Suite 2500
Atlanta, Georgia 30328

Re: OCI Resources LP Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel for OCI Resources LP (the "Partnership"), a Delaware limited partnership, with respect to certain legal matters in connection with the offer and sale of common units representing limited partner interests in the Partnership. We have also participated in the preparation of a Registration Statement on Form S-1 (File No. 333-189838), as amended (the "Registration Statement") and filed by the Partnership with the Securities and Exchange Commission (the "Commission"), to which this opinion is an exhibit.

        This opinion is based on the statements, covenants and assumptions contained in the Registration Statement, and a representation letter provided to us by the Partnership in support of this opinion (the "Officer's Certificate"), and other information provided to us by the representatives of the Partnership.

        In providing this opinion, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate in our capacity as counsel for the Partnership. In our examination, we have assumed the authenticity of all documents provided to us by representatives of the Partnership as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of this opinion, we are relying upon the truth and accuracy of all relevant items and have not made an independent investigation or audit of the facts set forth in the above-referenced documents or the Officer's Certificate.

        We hereby confirm that all statements of legal conclusions set forth under the caption "Material U.S. Federal Income Tax Consequences" (the "Discussion") in the Registration Statement constitute the opinion of Dechert LLP with respect to the matters contained therein as of the effective date of the Registration Statement, and are conditioned upon the assumptions, qualifications, and limitations set forth therein.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name in the Discussion. This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dechert LLP

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  Exhibit 8.1